UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 5, 2004

ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-33219 (Commission File Number)	84-1318182 (IRS Employer Identification No.)

9948 Hibert Street, Suite 100
San Diego, California 92131
(Address of principal executive offices) (Zip Code)

(858) 271-9671
(Company’s telephone number, including area code)

Item 5. Other Events

On April 5, 2004, the Company entered into a definitive agreement (the “Purchase Agreement”) for the sale of approximately 10,000,000 shares of Common Stock at a purchase price of $1.50 per share for aggregate gross proceeds of approximately $15,000,000 and the issuance of certain warrants. On April 8, 2004, pursuant to the terms of the Purchase Agreement and a separate purchase agreement with another investor, the Company closed the sale of 10,250,958 shares of Common Stock (the “Shares”) to 60 investors at $1.50 per share for aggregate gross proceeds of $15,376,450. As additional consideration for the purchase of the Shares, the Company issued to the investors warrants to purchase an aggregate of 3,075,273 shares of Common Stock at $2.00 per share and warrants to purchase an aggregate of 2,050,185 shares of Common Stock at $2.50 per share (the “Warrants”). Each Warrant has a five-year term and may be redeemed by the Company at a price of $0.01 per share subject to such Warrant if the closing price of a share of Common Stock on the public market is greater than 200% of the exercise price for 20 consecutive trading days and the shares subject to such Warrant may be sold pursuant to a registration statement or during a three-month period pursuant to Rule 144 under the Securities Act of 1933, as amended.

In consideration of placement services rendered, the Company issued to Burnham Hill Partners, a division of Pali Capital, Inc. (“Burnham Hill”), a warrant to purchase 612,547 shares of Common Stock at $2.00 per share and paid Burnham Hill Partners $922,902.50 in commissions. Burnham Hill is also entitled to a 4% cash commission on each cash exercise of the Warrants at the time such Warrants are exercised. In consideration of certain placement services, the Company issued to Ernest Pernet a warrant to purchase 20,000 shares of Common Stock at $2.00 per share and agreed to pay Mr. Pernet $25,920 in commissions.

The Company is required to file a registration statement on Form S-3 by June 30, 2004 to register the resale of the Shares and the shares of Common Stock issuable upon exercise of the Warrants. If the Company fails to file a registration statement on Form S-3 by June 30, 2004 or such registration statement is not declared effective by September 28, 2004, the Company will be liable for certain liquidated damages.

In addition, in April 2004, the Company engaged W.R. Hambrecht + Co., LLC for financial advisory and investment banking services and in connection with that engagement agreed to pay W.R. Hambrecht + Co., LLC a retainer fee of $275,000 and issue to it a warrant to purchase 175,000 shares of Common Stock at $2.00 per share.

Item 7. Financial Statements and Exhibits

   (b)      Pro forma financial information:

A pro forma balance sheet of the Company as of December 31, 2003, after giving effect to the financing described above and the exchange or conversion of the remainder of the outstanding shares of Preferred Stock of the Company, is included below. The below pro forma balance sheet does not reflect the effects of any other events that have occurred since December 31, 2003. This pro forma financial information is being furnished by the Company on a voluntary basis at the request of the American Stock Exchange.

Consolidated Balance Sheets

(unaudited)

	As of 12/31/03

	Actual	Pro Forma (1)

Assets
Current asset - cash and cash equivalents
Cash and cash equivalents	$4,226,397	18,379,025
Prepaid insurance	28,376	28,376

Total current assets	4,254,773	18,407,401
Property and equipment, net	20,840	20,840
Other assets	7,743	7,743

Total assets	$4,283,356	18,435,984

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$90,243	90,243
Accrued dividends payable	72,800	72,800

Total liabilities	163,043	163,043

Commitments and contingencies	—	—
Shareholders’ equity / (deficit):
Series A cumulative convertible preferred stock, $0.01 par value.
Authorized 8,000 shares; issued and outstanding, 473
shares (aggregate involuntary liquidation preference
$473,000 at December 30, 2003)	4	—
Series B convertible preferred series stock, $0.01 par value.
Authorized 200,000 shares; issued and outstanding, 200,000
shares in 2003 (no liquidation preference)	2,000	—
Common stock, $0.001 par value. Authorized 100,000,000 shares;
issued and outstanding 42,491,708 in 2003	42,492	53,180
Additional paid-in capital	32,556,963	46,700,907
Deficit accumulated during the development stage	(28,481,146)	(28,481,146)

Total shareholders’ equity / (deficit)	4,120,313	18,272,941

Total liabilities and shareholders’ equity / (deficit)	$4,283,356	18,435,984

(1)   As reported in the Company’s Annual Report on Form 10-KSB for the fiscal year ending December 31, 2003 filed with the Securities and Exchange Commission on March 26, 2004, in March 2004, certain holders of shares of Series A 8% Convertible Preferred Stock exchanged their shares for 100,000 shares of Common Stock and the sole holder of shares of Series B Convertible Preferred Stock converted its shares into 200,000 shares of Common Stock. On March 31, 2004, the sole remaining holder of shares of Series A 8% Convertible Preferred Stock exchanged his shares for 136,500 shares of Common Stock. Accordingly, the Company no longer has any shares of any class of Preferred Stock outstanding.

(c)   Exhibits:

The exhibit list required by this item is incorporated by reference to the Exhibit Index filed as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

By:	/s/ Steven M. Plumb

Title: Chief Financial Officer
Date: April 12, 2004

EXHIBIT INDEX

Exhibit	Description

4.1	Common Stock and Warrant Purchase Agreement, dated as of April 5, 2004, among the Company and the Investors named therein
4.2	Common Stock and Warrant Purchase Agreement, dated April 8, 2004, between the Company and CD Investment Partners, Ltd.
4.3	Form of A-1 Warrant to Purchase Common Stock issued to Investors pursuant to the Common Stock and Warrant Purchase Agreement
4.4	Form of A-2 Warrant to Purchase Common Stock issued to Investors pursuant to the Common Stock and Warrant Purchase Agreement
4.5	A-1 Warrant to Purchase Common Stock issued to CD Investment Partners, Ltd.
4.6	A-2 Warrant to Purchase Common Stock issued to CD Investment Partners, Ltd.
4.7	Warrant to Purchase Common Stock issued on April 8, 2004 to Burnham Hill Partners
4.8	Warrant to Purchase Common Stock issued on April 8, 2004 to Ernest Pernet
4.9	Warrant to Purchase Common Stock issued on April 8, 2004 to W.R. Hambrecht + Co., LLC
4.10	Registration Rights Agreement, dated as of April 5, 2004, among the Company and the Investors named therein
4.11	Registration Rights Agreement, dated as of April 8, 2004, between the Company and CD Investment Partners, Ltd.
99.1	Press Release of the Company dated April 5, 2004.